Exhibit (h)(32)

FORM OF FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, is made this [ ] day of [    ], by and among [    ] (the “Acquiring Trust”), a statutory trust organized under the [    ], on behalf of itself and its series identified on Schedule A, as amended from time to time, severally and not jointly (each, an “Acquiring Fund” and collectively, the “Acquiring Funds”), and each trust identified on Schedule B (each, an “Underlying Trust”), on behalf of itself and its series identified on Schedule B, severally and not jointly (each, an “Acquired Fund” and collectively the “Acquired Funds” and together with the Acquiring Funds, the “Funds”).

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits (i) registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act, and (ii) registered investment companies, such as the Acquired Funds knowingly to sell shares of the Acquired Funds to the Acquiring Funds in excess of the limits of Section 12(d)(1)(B) of the 1940 Act, subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule.

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule.

I.	TERMS OF INVESTMENT

1.1 In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows solely with respect to an investment by such Acquiring Fund in an Acquired Fund that exceeds the limits in Section 12(d)(1)(A)(i) or 12(d)(1)(B)(i) of the 1940 Act:

(i) In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may honor any redemption request partially or wholly in-kind. In the event that the Acquired Fund honors a redemption request partially or wholly in-kind, the Acquired Fund shall have sole discretion to determine the selection of its portfolio securities to distribute in-kind.

(ii) Timing/advance notice of redemptions. The Acquiring Fund will use reasonable efforts to spread large redemption requests over multiple days or to provide advance notification of such redemption requests to the Acquired Fund(s) if practicable and consistent with the Acquiring Fund’s best interests.

(iii) Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investment in the Acquired Fund. The Acquired Fund acknowledges and agrees that any information provided pursuant to the foregoing is not a commitment to purchase and constitutes an estimate that may differ materially from the amount, timing and manner in which a purchase order is submitted, if any.

1.2 In order to assist the Acquiring Fund’s investment adviser (the “Adviser”) or sub-adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund and its Adviser (and if applicable, sub-adviser) with information reasonably requested to comply with the terms and conditions of the Rule, including information on the fees and expenses of the Acquired Fund.

II.  REPRESENTATIONS OF THE ACQUIRING AND ACQUIRED FUNDS

2.1 In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if the Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

2.2 Each Acquired Fund represents that it will not purchase or otherwise acquire during the term of this Agreement, the securities of an investment company or private fund (as defined in the Rule) where immediately after such purchase or acquisition, the securities of investment companies and private funds owned by the Acquired Fund have an aggregate value in excess of 10% of the value of the total assets of the Acquired Fund except as otherwise permitted by the Rule and guidance issued thereunder by the SEC or its staff, or relevant SEC exemptive relief.

2.3 In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to the Acquiring Fund; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule or this Agreement with respect to its investment in such Acquired Fund such that the Acquired Fund would not be permitted to rely on the Rule with respect to Section 12(d)(1)(B), as such Rule is interpreted or modified by the SEC or its staff from time to time.

III.  CERTIFICATIONS

3.1 Each Underlying Trust, on behalf of itself and its respective Acquired Funds, agrees to deliver to the Acquiring Trust and the Adviser on an annual basis a certificate, duly certified by an officer of the Underlying Trust, substantially in the form attached hereto as Exhibit A.

3.2 Each Underlying Trust, on behalf of itself and its respective Acquired Funds, acknowledges that such certificate will be accepted and reasonably relied upon by the Acquiring Trust, the Adviser and their affiliates as conclusive evidence of the facts set forth therein.

IV.   NOTICES

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered mail, overnight mail or electronic mail to the address for each party specified below, which address may be changed from time to time by written notice to the other party.

If to the Acquiring Trust or an Acquiring Fund:

E-mail: [     ]

If to an Underlying Trust or an Acquired Fund:

E-mail: [    ]

V.   TERMINATION; ASSIGNMENT; AMENDMENT; GOVERNING LAW

5.1 This Agreement shall be effective for the duration of the Acquired Funds’ and/or the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 5.2.

5.2 This Agreement shall continue until terminated in writing by either party upon sixty (60) days’ notice to the other party. Upon termination of this Agreement, the Acquiring Funds may not purchase additional shares of the Acquired Funds beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

5.3 This Agreement may not be assigned by either party without the prior written consent of the other. In the event either party assigns this Agreement to a third party as provided in this Section, such permitted third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party.

5.4 This Agreement may be amended only by a writing that is signed by each affected party.

5.5 This Agreement will be governed by the laws of the State of New York without regard to its choice of law principles.

5.6 In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Funds that are involved in the matter in controversy and not to any other series of the Acquiring Trust.

5.7 In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Funds that are involved in the matter in controversy and not to any other series of an Underlying Trust.

5.8 The parties are hereby put on notice that no director/trustee, officer, employee, agent, or shareholder of the Funds shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of the applicable Funds.

VI.   USE OF NAME

6.1 Each Underlying Trust hereby consents to the use of its name, the name of each Acquired Fund and the names of their affiliates in the Acquiring Funds’ disclosure documents, shareholder communications, advertising, sales literature and similar communications solely for the purpose of discussing and/or identifying an Acquiring Fund’s investment in shares of an Acquired Fund or as otherwise required by applicable laws, rules or regulations or as otherwise expressly permitted by the Acquired Fund in writing. No Acquired Fund shall use the name or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the Adviser, the Acquiring Trust, an Acquiring Fund, or any of their affiliates in its marketing materials unless it first receives prior written approval of the relevant Acquiring Fund and its investment adviser.

6.2 It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name is the valuable property of the party in question and/or its affiliates, and that each other party has the right to use such names in accordance with Section 6.1 pursuant to the relationship created by this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall cease to use the names of the other parties (or any derivative or logo) and to the extent that continued use is not required by applicable laws, rules and regulations.

VII.  MISCELLANEOUS

7.1 Counterparts. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

7.2 Severability. If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

7.3 Additional Acquiring Funds and Acquired Funds; Additional Investment Companies. In the event that the Acquiring Trust or an Underlying Trust wishes to include one or more series in addition to those originally set forth on Schedules A and B, respectively, the relevant party shall so notify the other party in writing, and if the other party agrees in writing, such series shall hereunder become an Acquiring Fund or Acquired Fund, as the case may be, and Schedule A or Schedule B, as appropriate, shall be amended accordingly.

7.4 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

[ACQUIRING TRUST], on behalf of itself and the Acquiring Funds listed on Schedule A, Severally and Not Jointly

Name:
Title:

Each Underlying Trust on behalf of itself and the Acquired Funds listed on Schedule B, Severally and Not Jointly

Name:
Title:

SCHEDULE A

Acquiring Trust and Acquiring Funds

Acquiring Trust	Acquiring Funds

[ ]	[ ]

SCHEDULE B

Underlying Trusts and Acquired Funds

Underlying Trusts	Acquired Funds

[ ]	[ ]

Exhibit A

Form of Officer’s Certificate

I, [    ], the duly elected and qualified [title of Fund Officer] of [    ] hereby certify in my capacity as such officer, pursuant to that certain Fund of Funds Investment Agreement, dated as of [    ], by and among [    ], on behalf of itself and the Acquiring Funds, and each Underlying Trust, on behalf of itself and its respective Acquired Funds (the “Investment Agreement”), that during the preceding calendar year:

(a)

no Acquired Fund purchased or otherwise acquired the securities of an investment company or private fund (as defined in the Rule) where immediately after such purchase or acquisition, the securities of investment companies and private funds owned by the Acquired Fund had an aggregate value in excess of 10% of the value of the total assets of the Acquired Fund except as otherwise permitted by the Rule and guidance issued thereunder by the SEC or its Staff, or relevant SEC exemptive relief; and

(b)	each Acquired Fund complied with all applicable terms and conditions of the Rule and the Investment Agreement.

Capitalized terms used and not otherwise defined herein shall have the meanings as defined in the Investment Agreement.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the    day of    , 202 .

Name:

Title: [Title]